FOR IMMEDIATE RELEASE
FRIDAY, MAY 18, 2007

HURCO REPORTS STRONG SECOND QUARTER RESULTS - SALES UP 15% AND RECORD ORDERS.

INDIANAPOLIS, INDIANA, — May 18, 2007, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported net income of $4,680,000, or $.73 per share, for its second fiscal quarter, which ended April 30, 2007, compared to $3,929,000, or $.62 per share, for the corresponding period in 2006. For the first six months of fiscal 2007, Hurco recorded net income of $10,075,000, or $1.57 per share, compared to $6,962,000, or $1.09 per share, for the corresponding period in 2006.

Sales and service fees for the second quarter of fiscal 2007 were $42,494,000, an increase of $5,633,000, or 15%, from the amount for the prior year period. Approximately 8% of the year-over-year increase reflects the effect of a weaker U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes. These results reflect a significant improvement in demand, primarily in European markets. Sales and service fees for the six months ended April 30, 2007 totaled $89,372,000, an increase of $20,617,000, or 30%, over the corresponding period in 2006.

New orders booked during the second quarter of fiscal 2007 totaled $48,474,000, an increase of $11,484,000, or 31%, over the amount recorded in the second quarter of fiscal 2006. During the latest quarter, orders increased in Europe and Asia by 50% and 23%, respectively, compared to the second quarter of 2006. North American orders decreased by 1%. The impact of currency translation on new orders booked was consistent with the impact on sales and service fees. For the six months ended April 30, 2007, new orders totaled $95,569,000, an increase of $20,848,000, or 28%, over the corresponding period in 2006.

Gross margin for the second quarter of fiscal 2007 was 39% compared to 36% for the prior year period, as a result of higher volume and favorable mix. Selling, general and administrative expenses were $9,405,000, an increase from the $7,140,000 reported in the prior year period. The increase was due to the effects of foreign currency translation of foreign operating expenses and incremental variable expenses related to market expansion, commissions and compensation expense.

Hurco’s debt balance was eliminated as the $3,967,000 mortgage for the Indianapolis facility was fully repaid in April.

Michael Doar, Chairman and Chief Executive Officer, stated, “Although the U.S. machine tool market softened during the second quarter, our global strategy minimized the impact. The world market remains strong and our diverse markets in Europe and Asia are offsetting the slowdown in the U.S.

Continued and timely product development is an important part of our global strategy.  The second quarter was particularly positive in terms of new products. We successfully launched our WinMax control software in the United States as scheduled and finalized introduction of the largest vertical machining center Hurco has ever developed—the VMX84. This vertical machining center will extend our flagship VMX product line so we can meet the needs of existing customers and it will also attract new customers worldwide because of the large size parts it can produce.”

Hurco Companies, Inc., is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan and China. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	April 30,	October 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$34,457	$29,846
Accounts receivable	24,122	22,248
Inventories	45,149	43,343
Deferred tax assets, net	2,987	2,768
Other	3,796	2,677
Total current assets	110,511	100,882

Property and equipment:
Land	761	761
Building	7,234	7,234
Machinery and equipment	13,633	12,952
Leasehold improvements	1,241	1,147
	22,869	22,094
Less accumulated depreciation and amortization	(13,580)	(12,944)
	9,289	9,150

Deferred tax assets, net	1,021	1,121
Software development costs, less amortization	6,341	5,580
Investments and other assets	8,235	7,381
	$135,397	$124,114

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,883	$26,605
Accrued expenses	20,690	17,599
Current portion of long-term debt	-	136
Total current liabilities	48,573	44,340

Non-current liabilities:
Long-term debt	-	3,874
Deferred credits and other obligations	625	525
Total liabilities	49,198	48,739

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares	-
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,389,720 and
6,346,520 shares issued, respectively	639	635
Additional paid-in capital	50,760	50,011
Retained earnings	38,555	28,480
Accumulated other comprehensive income	(3,755)	(3,751)
Total shareholders' equity	86,199	75,375
	$135,397	$124,114

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended April 30,		Six Months Ended April 30,

	2007	2006	2007	2006
	(unaudited)		(unaudited)
Sales and service fees	$42,494	$36,861	$89,372	$68,755

Cost of sales and service	26,145	23,682	55,700	44,649
Gross profit	16,349	13,179	33,672	24,106

Selling, general and administrative expenses	9,405	7,140	18,655	13,436
Operating income	6,944	6,039	15,017	10,670

Interest expense	(5)	80	39	164

Other income (expense), net	495	220	858	325

Income before taxes	7,444	6,179	15,836	10,831

Provision for income taxes	2,764	2,250	5,761	3,869

Net income	$4,680	$3,929	$10,075	$6,962

Earnings per common share

Basic	$0.73	$0.62	$1.58	$1.11
Diluted	$0.73	$0.62	$1.57	$1.09

Weighted average common shares outstanding
Basic	6,373	6,291	6,373	6,291
Diluted	6,431	6,377	6,427	6,377

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,

Operating Data:	2007	2006	2007	2006
	(unaudited)		(unaudited)
Gross margin	38.5%	35.8%	37.7%	35.1%

SG&A expense as a percentage of sales	22.1%	19.4%	20.9%	19.5%

Operating income as a percentage of sales	16.3%	16.4%	16.8%	15.5%

Income before taxes as a percentage of sales	17.5%	16.8%	17.7%	15.8%

Effective Tax Rate	37.1%	36.4%	36.4%	35.7%

Depreciation	399	367	787	732

Capital expenditures	988	704	1,642	1,197

Balance Sheet Data:	4/30/2007	4/30/2006

Working capital (excluding short term debt)	$61,938	$50,761

Days sales outstanding	45	45

Inventory turns	2.5	2.5

Capitalization
Total debt	$-	$4,074
Shareholders' equity	86,199	67,624
Total	$86,199	$71,698